Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This confirms the following understandings and agreements between Omnicom Capital Inc. (the “Company”) and Dennis Hewitt (hereinafter referred to as “you” or “your”).

1. (a) You have notified the Company that you are retiring effective December 31, 2018 (the “Retirement Date”). You shall be paid your salary through the Retirement Date and for any accrued but unused vacation days in accordance with Company policy. Until the Retirement Date, you agree to assist the Company in the orderly transition of your responsibilities.

(b) Your health coverage under the Company’s group health plan will terminate on December 31, 2018. Thereafter, you will be provided an opportunity to continue health coverage for yourself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

(c) Except as otherwise specifically set forth in this Separation Agreement and General Release (hereinafter also referred to as the “Agreement”), after the Retirement Date you shall no longer be entitled to any further compensation or any monies from the Company or any of its affiliates or to receive any of the benefits made available to you during your employment at the Company.

2. Provided you sign this Agreement and do not revoke it pursuant to paragraph 11 below, the Company agrees to pay you $1,250,000, less all applicable withholdings, payroll taxes and deductions. This amount shall be paid to you in a lump sum within 5 business days of July 1, 2019.

3. (a) As used in this Agreement, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys' fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

            (b) For and in consideration of the payments described in paragraph 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective the Effective Date, do fully and forever release, remise and discharge the Company, its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, the “Group”) from any and all claims which you had, may have had, or now have against the Company and the Group, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Connecticut Fair Employment

Practices Act, the Connecticut Family and Medical Leave Act, and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. Notwithstanding anything above to the contrary, this release does not include any and all claims, defenses and/or actions (i) to enforce the terms and conditions of this Agreement; and/or (ii) relative to or in connection with indemnification of you as an officer and/or employee of the Company.

(c) You specifically release all claims under the Age Discrimination in Employment Act (the “ADEA”) relating to your employment and its termination.

(d) You represent that you have not filed or permitted to be filed against the Group, individually or collectively, any lawsuits and you covenant and agree that you will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to the termination of your employment), except as may be necessary to enforce this Agreement, to obtain benefits described in or granted under this Agreement, or to seek a determination of the validity of the waiver of your rights under the ADEA. Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission, or a comparable federal, state or local agency. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf. Except as otherwise provided in this paragraph, you will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that you could have raised against any member of the Group as of the date hereof.

4. You are specifically agreeing to the terms of this release because the Company has agreed to pay you money and other benefits to which you were not otherwise entitled under the Company’s policies, and has provided such other good and valuable consideration as specified herein. The Company has agreed to provide this money and other benefits because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement.

5. Notwithstanding any other provision of this Agreement, you will retain any rights that you have (i) to vested benefits under the Omnicom Group Retirement Savings Plan and the Flex-Spending Plan; (ii) under the Executive Salary Continuation Agreement with Omnicom Group Inc.; and/or (iii) to be indemnified as an officer/employee of the Company. Moreover, the Company agrees that it shall maintain Directors and Officer insurance coverage in your favor in the same manner as the Company provides for all other similarly situated Officers of the Company that have retired.

6. Upon termination of your employment, or at any other date requested by the Company, you agree to return to the Company all Company property, including without limitation, mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which you received or prepared or helped prepare in connection with your employment with the Company, and that you will not retain any copies, duplicates, reproductions or excerpts thereof. Notwithstanding anything above to the contrary, you shall be entitled to keep your cellphone and laptop computer at no expense to you; provided, however, the Company reserves the right to remove any Company data from same by the Termination Date.

7. You agree that in the course of your employment with the Company you have had access to and acquired Confidential Information. The term “Confidential Information” as used in this Agreement means (a) confidential information of the Company, including without limitation, information received from third parties under confidential conditions, and (b) other technical, business or financial information or trade secrets or proprietary information (including, but not limited to, account records, confidential plans for the creation or disposition of products, product development plans, marketing strategies and financial data and plans), the use or disclosure of which would be contrary to the interests of the Company, its affiliates or related companies, or the Group. You understand and agree that such Confidential Information has been disclosed to you in confidence and for the use of only the Company. You understand and agree that (i) you will keep such Confidential Information confidential at all times after your employment with the Company, and (ii) you will not make use of Confidential Information on your own behalf, or on behalf of any third party, unless required to do so under compulsion of law.

8. You agree that you will not encourage or cooperate or otherwise participate or confer with any current or former employee of the Company or any member of the Group, individually or collectively, or any potential plaintiff, to commence any legal action or make any claim against the Company or any member of the Group with respect to such person’s employment with the Company or its affiliates; provided, however, that nothing in this Agreement shall prohibit you from cooperating with a current or former employee who has filed a charge of discrimination with the EEOC. You will reasonably cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of your employment with the Company; provided, however, that the Company shall pay for any and all costs and expenses relating to your cooperation, including without limitation your reasonable attorneys fees and travel expenses.

9. (a) You agree that you shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any member of the Group.

(b) The Company agrees that it’s executive officers shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on you.

10. The Company shall be entitled to have the provisions of paragraphs 6, 7, and 9(a) specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Moreover, you understand and agree that if you breach, or have previously breached, any material provision of this Agreement, including but not limited to commencing, joining in or in any other manner attempting to assert any claim released herein, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to cease making any payments to you or on your behalf under paragraph 2 hereof, recover any payments made to you or on your behalf under paragraph 2 hereof, and you shall reimburse the Company for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach. Similarly, if the Company breaches any material provision of this Agreement, the Company shall reimburse you for all your reasonable attorneys’ fees and costs arising out of any such breach. The remedies set forth in this paragraph 10 shall not apply to any challenge to the validity of the waiver and release of your rights under the ADEA. In the event you challenge the validity of the waiver and release of your rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by you in bad faith. Any such action permitted to the Company by this paragraph, however, shall not affect or impair any of your obligations under this Agreement, including without limitation, the release of claims in paragraph 3 hereof. Each party further agrees that nothing herein shall preclude either party from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.

11. You acknowledge that you have read this Agreement in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance. You acknowledge and warrant that you have had the opportunity to consider for twenty-one (21) days the terms and provisions of this Agreement and that you have been advised by the Company to consult with an attorney prior to executing this Agreement. You shall have the right to revoke this Agreement for a period of seven (7) days following your execution of this Agreement, by giving written notice of such revocation to the Company. This Agreement shall not become effective until the eighth day following your execution of it (the “Effective Date”).

12. In the event that any one or more of the provisions of this Agreement, except paragraph 2 above, is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement, except paragraph 2 above, is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

13. Nothing herein shall be deemed to constitute an admission of wrongdoing by either party or any member of the Group. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

14. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of Connecticut.

16. All payments made to you under this Agreement will be subject to applicable withholding taxes.

17. The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral with the exception of any agreements concerning confidentiality, trade secrets, or any nonsolicitation, nonservicing or noncompetition agreements, all of which agreements shall remain in full force and effect, and are hereby confirmed and ratified. You represent that in executing this Agreement, you have not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

Omnicom Capital Inc.
By:	/s/ Michael J. O’Brien
Date:	October 12, 2018

Agreed to and Accepted By:
/s/ Dennis Hewitt
Dennis Hewitt

Date:	October 12, 2018

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